Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-202724) of our report dated February 29, 2016 relating to the combined financial statements of ProShares Trust II, the individual financial statements of each of the funds comprising ProShares Trust II, the effectiveness of internal control over financial reporting of ProShares Trust II, and the effectiveness of internal control over financial reporting of each of the individual funds comprising ProShares Trust II, which appear in ProShares Trust II’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the U.S. Securities and Exchange Commission on February 29, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
March 30, 2016